                                                                   Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


We hereby consent to the reference to our firm under the caption "Experts' and to the incorporation by reference in the Registration Statement on Form S-8 for Manhattan Scientifics, Inc., of our report dated February 14, 2002, on our audit of the consolidated financial statements of Manhattan Scientifics, Inc. and subsidiaries (a development stage enterprise) included in the Annual Report on Form 10-KSB for the year ended December 31, 2001. Our report indicated in the introductory paragraph that the cumulative information in the financial statements for the period from July 31, 1992 (inception) through December 31, 1994 were covered by a report dated March 24, 1995 issued by a predecessor auditor.



Eisner LLP

New York, New York
January 7, 2003

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